EXHIBIT 99

Amendment dated June 30, 1999 to
$3,600,000,000 364-Day Amended and Restated
Competitive Advance and Revolving Credit Facility Agreement
"Facility A"
dated as of May 28, 1998,
as amended and restated as of February 26, 1999,
among
TEXAS UTILITIES COMPANY
(DOING BUSINESS AS TXU CORP.),
TXU ELECTRIC COMPANY
(FORMERLY KNOWN AS TEXAS UTILITIES ELECTRIC COMPANY),
TXU GAS COMPANY
(FORMERLY KNOWN AS ENSERCH CORPORATION),
certain lenders named therein,
CHASE BANK OF TEXAS, NATIONAL ASSOCIATION
and
THE CHASE MANHATTAN BANK

CONFORMED COPY

AMENDMENT

    This AMENDMENT, dated as of June 30, 1999, among TEXAS UTILITIES COMPANY, a Texas corporation doing business as TXU Corp ("TUC"), TXU ELECTRIC COMPANY (formerly known as Texas Utilities Electric Company), a Texas corporation ("TXU Electric"), TXU GAS COMPANY (formerly known as Enserch Corporation), a Texas corporation ("TXU Gas" and, together with TUC and TXU Electric, the "Borrowers"), the lenders parties to the Credit Agreement referred to below (the "Lenders"), THE CHASE MANHATTAN BANK, as Competitive Advance Facility Agent (the "CAF Agent"), and CHASE BANK OF TEXAS, NATIONAL ASSOCIATION, as administrative agent for the lenders (the "Administrative Agent" and, together with the CAF Agent, the "Agents").

PRELIMINARY STATEMENTS:

    (1) The Borrowers, the Lenders and the Agents have entered into an Amended and Restated 364-Day Competitive Advance and Revolving Credit Facility Agreement, dated as of May 28, 1998, as amended and restated as of February 26, 1999 (the "Credit Agreement"). Capitalized terms used but not defined herein are used with the meanings assigned to them in the Credit Agreement.

    (2) The Borrowers have requested that the Lenders agree to amend the Credit Agreement to include in the definition of Consolidated Shareholders' Equity certain equity-linked securities.

    (3) The Borrowers have further requested that the Lenders agree to amend Section 3.05 of the Credit Agreement to reflect the current financial statements of the Borrowers.

    SECTION 1.  Amendment to Credit Agreement.  Effective as of the Effective Date (as defined in Section 2) and subject to the satisfaction of the conditions precedent set forth in Section 2 hereof, the Credit Agreement is amended as follows:

    (a) The definition of "Consolidated Shareholders' Equity" as set forth in Section 1.01 is amended and restated in its entirety as follows:

      "Consolidated Shareholders' Equity" shall mean the sum (without duplication) of (i) total common stock equity plus (ii) preferred stock not subject to mandatory redemption, each (in the case of clauses (i) and (ii)) determined with respect to TUC and its Consolidated Subsidiaries on a consolidated basis, plus (iii) Equity-Linked Securities.

    (b) The following new definition is inserted in Section 1 in alphabetical order:

      "Equity-Linked Securities" shall mean the 14 million equity-linked securities issued by TUC in July and August 1998 known as "Feline Prides".

    (c) Section 3.05 is amended and restated in its entirety as follows:

      SECTION 3.05  Financial Statements.  (a) The consolidated balance sheet of TUC and its Consolidated Subsidiaries as of December 31, 1998 and the related consolidated statements of income, retained earnings and cash flows for the fiscal year then ended, reported on by Deloitte & Touche LLP and set forth in TUC's 1998 Annual Report on Form 10-K, copies of which have been delivered to each of the Lenders, fairly present, in conformity with GAAP, the consolidated financial position of TUC and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such period ending on such date. The unaudited consolidated balance sheet of TUC and its Consolidated Subsidiaries as of March 31, 1999 and the related consolidated statements of income and cash flows for the three-month period ending on such date, certified by a Responsible Officer of TUC, copies of which have been delivered to each of the Lenders, fairly present (subject to year-end adjustments), in conformity with GAAP, the consolidated financial position of TUC and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for the period ending on such date.

      (b) The consolidated balance sheet of TU Electric and its Consolidated Subsidiaries as of December 31, 1998 and the related consolidated statements of income, retained earnings and cash flows for the fiscal year then ended, reported on by Deloitte & Touche LLP and set forth in TU Electric's 1998 Annual Report on Form 10-K, copies of which have been delivered to each of the Lenders, fairly present, in conformity with GAAP, the consolidated financial position of TU Electric and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for the period ending on such date. The unaudited consolidated balance sheet of TU Electric and its Consolidated Subsidiaries as of March 31, 1999 and the related consolidated statements of income and cash flows for the three-month period ending on such date, certified by a Responsible Officer of TU Electric, copies of which have been delivered to each of the Lenders, fairly present (subject to year-end adjustments), in conformity with GAAP, the consolidated financial position of TU Electric and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for the period ending on such date.

      (c) The consolidated balance sheet of Enserch and its Consolidated Subsidiaries as of December 31, 1998 and the related consolidated statements of income, retained earnings and cash flows for the fiscal year then ended, reported on by Deloitte & Touche LLP and set forth in Enserch's 1998 Annual Report on Form 10-K, copies of which have been delivered to each of the Lenders, fairly present, in conformity with GAAP, the consolidated financial position of Enserch and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for the period ending on such date. The unaudited consolidated balance sheet of Enserch and its Consolidated Subsidiaries as of March 31, 1999 and the related consolidated statements of income and cash flows for the three-month period ending on such date, certified by a Responsible Officer of Enserch, copies of which have been delivered to each of the Lenders, fairly present (subject to year-end adjustments), in conformity with GAAP, the consolidated financial position of Enserch and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for the period ending on such date.

      (d) Since December 31, 1998, there has been no Material Adverse Change with respect to such Borrower, other than as a result of the matters excluded from the computation of Consolidated Earnings Available for Fixed Charges as set forth in the definition thereof.

    SECTION 2.  Conditions of Effectiveness.  This Agreement shall become effective when, and only when, the Administrative Agent, on or prior to June 30, 1999, shall have received counterparts of this Amendment executed by the Borrowers and the Required Lenders, and Section 1 hereof shall become effective when, and only when, on or prior to June 30, 1999 (the "Effective Date"), the Administrative Agent shall have additionally received (all dated on or as of the same date, which shall be on or prior to the June 30, 1999):

       (i) a certificate of the Secretary or Assistant Secretary of each Borrower certifying that attached thereto are true and complete copies of (A) the resolutions duly adopted by the Board of Directors of such Borrower authorizing the execution and delivery of this Amendment by such Borrower and the performance of its obligations under the Credit Agreement, as amended hereby, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, and (B) all Governmental Approvals that relate to such Borrower and are required in connection with the execution and delivery of this Amendment by such Borrower and the performance of its obligations under the Credit Agreement, as amended hereby, and that such Governmental Approvals are final, have not been modified, rescinded on amended, are not subject to any pending or threatened appeal and are in full force and effect; and

      (ii) such other document as the Administrative Agent shall reasonably request.

    SECTION 3.  Representations and Warranties of the Borrowers.  Each Borrower confirms and repeats, as of the date hereof, the representations and warranties made by such Borrower in Article III of the Credit Agreement, with references therein to the Credit Agreement to be deemed to be references to this Amendment and the Credit Agreement, as amended by this Amendment.

    SECTION 4.  Reference to and Effect on the Credit Agreement.  Upon the Effective Date, on and after the date hereof each reference in the Credit Agreement to "this Agreement", "hereunder", "hereof" or words of like import referring to the Credit Agreement shall mean and be a reference to the Credit Agreement, as amended hereby. Except as specifically amended above, the Credit Agreement is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or any Agent under the Credit Agreement, nor constitute a waiver of any provision of the Credit Agreement.

    SECTION 5.  Costs and Expenses.  The Borrowers agree to pay all reasonable out-of-pocket expenses incurred by the Administrative Agent in connection with entering into this Amendment (whether or not the amendment hereby contemplated is consummated), or incurred by the Administrative Agent or any Lender in connection with the enforcement of its rights in connection with this Amendment.

    SECTION 6.  Execution in Counterparts.  This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

    SECTION 7.  Governing Law.  This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

    IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective authorized officers thereunto, as of the date first above written.

TEXAS UTILITIES COMPANY (doing business as TXU Corp)
By	/s/ KIRK R. OLIVER Kirk R. Oliver Treasurer and Assistant Secretary
TXU ELECTRIC COMPANY (formerly known as Texas Utilities Electric Company)
By	/s/ KIRK R. OLIVER Kirk R. Oliver Treasurer and Assistant Secretary
TXU GAS COMPANY (formerly known as Enserch Corporation)
By	/s/ KIRK R. OLIVER Kirk R. Oliver Treasurer and Assistant Secretary
CHASE BANK OF TEXAS, NATIONAL ASSOCIATION, as Administrative Agent
By	/s/ ALLEN KING Allen King Vice President
THE CHASE MANHATTAN BANK, individually and as Competitive Advance Facility Agent
By	/s/ ROBERT W. MATHEWS Robert W. Mathews Vice President
Lenders
ABN AMRO BANK N.V.
By	/s/ KEVIN S. MCFADDEN Kevin S. McFadden Vice President
By	/s/ KRIS A. GROSSHANS Kris A. Grosshans Vice President & Director
ARAB BANKING CORPORATION (B.S.C.)
By	/s/ SHELDON TILNEY Sheldon Tilney Deputy General Manager
THE BANK OF NOVA SCOTIA
By	/s/ F.C.H. ASHBY F.C.H. Ashby Senior Manager Loan Operations
THE BANK OF TOKYO-MITSUBISHI, LTD.
By	/s/ J. MEARNS J. Mearns VP & Manager
BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION
By	/s/ BRYAN L. DIERS Bryan L. Diers Senior Vice President
BANQUE NATIONALE DE PARIS
By	/s/ JOHN STACY John Stacy Vice President
BARCLAYS BANK PLC
By	/s/ SYDNEY G. DENNIS Sydney G. Dennis Director
BAYERISCHE LANDESBANK GIROZENTRALE (CAYMAN ISLANDS BRANCH)
By	/s/ PETER OBERMANN Peter Obermann Senior Vice President
By	/s/ JAMES H. BOYLE James H. Boyle Second Vice President
CHANG HWA COMMERCIAL BANK, LTD., NEW YORK BRANCH
By	/s/ WAN-TU YEH Wan-Tu Yeh VP & General Manager
CANADIAN IMPERIAL BANK OF COMMERCE
By	/s/ DENIS P. O'MEARA Denis P. O'Meara Executive Director CIBC World Markets Corp. As Agent
CITIBANK, N.A.
By	/s/ SANDIP SEN Sandip Sen Managing Director Attorney-In-Fact
COMMERZBANK AG
By	/s/ HARRY P. YERGEY Harry P. Yergey Senior Vice President & Manager
By	/s/ W. DAVID SUTTLES W. David Suttles Vice President
CREDIT AGRICOLE INDOSUEZ
By	Name: Title:
By	Name: Title:
CREDIT LYONNAIS NEW YORK BRANCH
By	/s/ ROBERT IVOSEVICH Robert Ivosevich Senior Vice President
CREDIT SUISSE FIRST BOSTON
By	/s/ DOUGLAS E. MAHER Douglas E. Maher Vice President
By	/s/ JAMES P. MORAN James P. Moran Director
DAI-ICHI KANGYO BANK, LTD.
By	Name: Title:
DEN DANSKE BANK AKTIESELSKAB
By	/s/ PETER L. HARGRAVES Peter L. Hargraves Vice President
By	/s/ JOHN A. O'NEILL John A. O'Neill Vice President
DEUTSCHE BANK AG, NEW YORK AND/OR CAYMAN ISLANDS BRANCH
By	/s/ AMY WALTER Amy Walter Vice President
By	/s/ CATHERINE RUHLAND Catherine Ruhland VP-Credit Risk Management
DG BANK DEUTSCHE GENOSSENSCHAFTSBANK
By	/s/ SABINE WENDT Sabine Wendt Assistant Vice President
By	/s/ WOLFGANG BOLLMANN Wolfgang Bollmann Senior Vice President
THE FIRST NATIONAL BANK OF CHICAGO
By	/s/ MADELEINE N. PEMBER Madeleine N. Pember Assistant Vice President
FIRST UNION NATIONAL BANK
By	Name: Title:
GUARANTY FEDERAL BANK, FSB
By	/s/ JIM R. HAMILTON Jim R. Hamilton Vice President
THE INDUSTRIAL BANK OF JAPAN, LIMITED
By	/s/ TAKUYA HONJO Takuya Honjo Senior Vice President
KBC BANK
By	/s/ ROBERT M. SURDAM, JR. Robert M. Surdam, Jr. Vice President
By	/s/ ROBERT SNAUFFER Robert Snauffer First Vice President
LEHMAN COMMERCIAL PAPER INC.
By	/s/ MICHELE SWANSON Michele Swanson Authorized Signatory
LLOYDS TSB BANK PLC
By	/s/ WINDSOR R. DAVIES Windsor R. Davies Director, Corporate Banking, USA D061
By	/s/ DAVID C. RODWAY David C. Rodway Assistant Vice President R156
MELLON BANK, N.A.
By	Name: Title:
MERRILL LYNCH CAPITAL CORPORATION
By	/s/ CAROL J.E. FEELEY Carol J.E. Feeley Director
THE MITSUBISHI TRUST AND BANKING CORPORATION
By	/s/ YASUSHI SATOMI Yasushi Satomi Senior Vice President
NATIONAL AUSTRALIA BANK LIMITED A.C.N. 004044937
By	Name: Title:
NATIONAL WESTMINISTER BANK PLC
By	/s/ JONATHAN J. WHITICAR Jonathan J. Whiticar Director
THE ROYAL BANK OF SCOTLAND PLC
By	/s/ LEE MORSE Lee Morse Relationship Manager
THE SANWA BANK, LIMITED NEW YORK BRANCH
By	Name: Title:
SOCIÉTÉ GÉNÉRAL
By	/s/ DAVID BIRD David Bird Vice President
SGZ BANK
By	/s/ MR. BARANOWSKI Mr. Baranowski Vice President
By	/s/ MR. REMBOLD Mr. Rembold Vice President
THE SUMITOMO BANK LIMITED
By	Name: Title:
THE TOKAI BANK LIMITED
By	Name: Title:
TORONTO DOMINION (TEXAS), INC.
By	/s/ ANNE C. FAVORITI Anne C. Favoriti Vice President
WESTDEUSTCHE LANDESBANK GIROZENTRALE
By	/s/ FELICIA LA FORGIA Felicia La Forgia Vice President
By	/s/ WALTER T. DUFFY III Walter T. Duffy III Vice President
THE BANK OF NEW YORK
By	/s/ NATHAN S. HOWARD Nathan S. Howard Vice President
FLEET NATIONAL BANK
By	/s/ STEPHEN J. HOFFMAN Stephen J. Hoffman Assistant Vice President
BANCA NAZIONALE DEL LAVORO
By	Name: Title:
By	Name: Title: